Exhibit 10.8

[COLLIER CREEK HOLDINGS LETTERHEAD]

[●], 2020

Dylan Lissette

c/o Utz Quality Foods, LLC

900 High Street

Hanover PA 17331

Re:         Offer of Employment

Dear Dylan:

1.            Defined Terms

Capitalized terms not otherwise defined in this Offer Letter (as defined below) shall have the meanings set forth on Appendix A attached hereto.

2.            Offer and Position

We are very pleased to extend an offer of employment to you for the position of Chief Executive Officer (“CEO”) of Utz Brands, Inc., a Delaware corporation (“PubCo”), effective upon and following the consummation of the transactions (collectively, the “Transaction”) contemplated by that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of June 5, 2020, by and among Collier Creek Holdings (“CCH”), a Cayman Islands exempted company, which shall domesticate as a Delaware corporation, Utz Brands Holdings, LLC, a Delaware limited liability company (the “Company”), Series U of UM Partners, LLC, a series of a Delaware limited liability company, and Series R of UM Partners, LLC, a series of a Delaware limited liability company. Your employment will be subject to the terms and conditions set forth in this letter (the “Offer Letter”). This Offer Letter will be binding upon execution but the obligations under this Offer Letter are not effective until the consummation of the Transaction (with the date on which the Transaction is consummated, the “Closing Date”) and if the Business Combination Agreement terminates in accordance with Article XI of the Business Combination Agreement, then this Offer Letter will be null and void ab initio. The board of directors of PubCo (the “Board”) will take all such actions required for you to be appointed as CEO as of the Start Date (as defined below).

3.            Duties, Authority and Responsibilities

In your capacity as CEO, you will have such duties, authorities and responsibilities as are (i) commensurate with such title (including managing the day-to-day business activities of PubCo and its subsidiaries subject to oversight by the Board), (ii) required of such position (including but not limited to such responsibilities as set forth in PubCo’s Bylaws) and (iii) assigned to you from time to time that are reasonably consistent with your position. You will report directly to the Board and will comply with PubCo’s written policies during your employment with PubCo. You agree to devote substantially all of your business time and attention to the performance of your duties; provided that following the Closing Date, (A) you will continue to serve as CEO of the Company and its subsidiaries; (B) you will be permitted to perform any role for any “Rice family owned” entity that is a non-operating entity and/or trust; (C) you shall not be precluded from engaging in civic, charitable or religious activities, (D) you shall not be precluded from serving on the board of directors of other companies that are not competitors to PubCo or its subsidiaries and that are approved by the Board, such approval not to be unreasonably withheld, provided however, that while you are CEO you will not serve on more than one other board of directors for any other company that is a public company (i.e., a company subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended) and (E) you shall not be precluded from managing your and your family’s personal passive investments. Notwithstanding the foregoing, any outside activities must be in compliance with PubCo’s Code of Ethics, including approval procedures, and must not materially interfere with your duties as CEO.

4.            Start Date

Your start date will be the first business day after the Closing Date (the “Start Date”).

5.            Base Salary

In consideration of your services, you will be paid an initial base salary of $750,000 per year, subject to at least annual reviews for increases by the Compensation Committee of the Board (the “Committee”), payable in accordance with the standard payroll practices of PubCo. Your initial base salary and any such upward adjustment in initial base salary shall constitute “Base Salary” for the purposes of this Offer Letter.

6.            Annual Bonus Award

During your employment, you will be eligible to participate in PubCo’s annual bonus award plan, with terms and conditions as approved by the Committee, and as part of the same annual bonus award plan as other named executive officers of PubCo. Your target bonus opportunity will be 100% of your Base Salary, subject to annual review by the Committee, with a maximum bonus opportunity of 200% of your Base Salary. Your actual bonus payment will be based on performance as measured against goals approved annually by the Committee. For fiscal year 2020, your goals for your annual bonus award are set forth in PubCo’s summary annual bonus award plan for 2020 and your award thereunder, both of which [have been approved by the Board of Directors or the Compensation Committee of CCH]1 and are attached hereto as Exhibit A. For fiscal years 2021 and thereafter, your goals for your annual bonus award will be set forth in PubCo’s summary annual bonus award plan for such fiscal year and your award thereunder, each as adopted by the Committee after consultation with you.

7.            PubCo’s 2020 Omnibus Equity Incentive Plan

During your employment with PubCo, you will be eligible to participate in PubCo’s 2020 Omnibus Equity Incentive Plan in the form attached hereto as Exhibit B, as mutually agreed upon by CCH and the Company pursuant to the Business Combination Agreement, approved by PubCo’s stockholders, and amended from time to time thereafter (the “OEIP”), and receive equity awards thereunder in the form as determined by the Committee, and subject to vesting and other conditions as set forth in the OEIP and the applicable award agreements.

1 NTD: Letter will be entered into at closing based on form attached to BCA at signing that is updated with full set of exhibits.

On the Start Date, you will receive an initial grant under the OEIP with an aggregate grant date fair value equal to $1,500,000, with 50% of the grant value to be awarded in the form of a stock option (the “Initial Option Grant”) exercisable for shares of PubCo’s Class A common stock, $0.0001 par value per share (“Class A Common Stock”) and 50% of the grant value to be awarded in the form of performance share units (the “Initial PSU Grant”). The forms of Initial Option Grant and Initial PSU Grant [have been approved by the Board of Directors or the Compensation Committee of CCH and are attached hereto as Exhibits C and D.]2

8.            Utz Quality Foods, LLC 2018 Long-Term Incentive Plan

On or around the Closing Date, the Utz Quality Foods, LLC 2018 Long-Term Incentive Plan (as amended, the “LTIP”) and your existing awards thereunder will be amended, as set forth in the Business Combination Agreement, to provide that your awards will be converted into restricted stock units that settle in shares of Class A Common Stock issued under the OEIP (the “Converted RSU Grant”) in accordance with the terms of the Converted RSU Grant in the form attached hereto as Exhibit E.3 Contingent upon the closing under the Business Combination Agreement, you hereby agree to consent to such amendment and to making such election for conversion. Following the Closing Date, you will retain your existing LTIP awards, as so amended, and remain eligible to vest in any unvested portion thereof. For clarity and the avoidance of doubt, Utz Quality Foods, LLC will make no new awards under the LTIP following the Closing Date.

9.            Severance

Following the Start Date, you will participate in the Utz Brands, Inc. Executive Severance Benefit Plan and the Utz Brands, Inc. Change in Control Severance Benefit Plan (collectively, the “Severance Plans”) attached hereto as Exhibits F-1 and F-2,4 in accordance with its terms and conditions as in effect from time to time.

Except for the Severance Plans, after the Start Date you will no longer be eligible to participate in any other severance plans, programs, policies or practices of PubCo, the Company or their respective subsidiaries, including but not limited to the Utz Quality Foods, LLC Executive Officer Team Change in Control Severance Benefit Policy.

10.            Other Benefits and Perquisites

Following the Start Date, you will also be eligible and/or continue to be eligible to participate in the employee benefit plans and programs (excluding severance) generally available to PubCo’s senior executives and consistent with such plans and programs of Utz Quality Foods, LLC as in effect as of the date hereof, including but not limited to medical, life and disability insurance, retirement, vacation, fringe benefit, perquisite, business expense reimbursement and travel plans or programs, in accordance with and subject to eligibility and other terms and conditions of such plans and programs, as in effect from time to time. PubCo reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason except as set forth in this Offer Letter.

2 NTD: See footnote 1 on timing. This form of Offer Letter to be amended following execution of the Business Combination Agreement to include these forms of awards.

3 NTD: See footnote 1 on timing. This form of Offer Letter to be amended following execution of the Business Combination Agreement to include the form of Converted RSU Grant.

4 NTD: See footnote 1 on timing. This form of Offer Letter to be amended following execution of the Business Combination Agreement to include the form of severance plan.

11.            Withholding

All forms of compensation paid to you as an employee of PubCo shall be less all applicable withholdings.

12.            At-will Employment

Your employment with PubCo will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Board may terminate your employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed on behalf of PubCo by an authorized officer of PubCo. Upon any termination of your employment with PubCo, you will immediately and without the need for any additional action be deemed to have resigned from all officer positions with PubCo, the Company, and each of their respective subsidiaries and as a member of the governing boards of the Company and its subsidiaries but not as a member of the Board.

13.            Governing Law, Disputes and Waiver of Jury Trial

This Offer Letter shall be governed by the laws of the State of Delaware, without regard to conflict of law principles, and any dispute between the parties will be resolved only in the courts of the State of Delaware or in the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. You and PubCo hereby waive, to the fullest extent permitted by law, any right to trial by jury resulting from any proceeding or cause of action brought to resolve any dispute between the parties arising out of, connected with, or related to your employment after the Closing Date with PubCo, the Company, or any of its subsidiaries, whether in contract, tort, equity or otherwise.

14.            Representations

You represent that you are not party to any agreement that would limit your ability to discharge your duties to PubCo, the Company and their respective subsidiaries. As a condition of accepting this offer of employment, you agree to be subject to PubCo’s terms of employment which include restrictive covenants, assignment of inventions, confidentiality and non-disparagement, and non-competition and non-solicitation of employees, customers and suppliers provisions, all as set forth in the form of agreement as attached hereto as Exhibit G.

15.            Section 409A

The intent of the parties is that the payments and benefits under this Offer Letter comply with or be exempt from Section 409A and accordingly, to the maximum extent permitted, this Offer Letter shall be interpreted to be in compliance therewith.

If any payment, compensation or other benefit provided to you under this Offer Letter in connection with your “separation from service” (within the meaning of Section 409A) is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six months plus one day after the date of termination or, if earlier, ten (10) business days following your death (the “New Payment Date”).  The aggregate of any payments and benefits that otherwise would have been paid and/or provided to you during the period between the date of termination and the New Payment Date shall be paid to you in a lump sum on such New Payment Date.  Thereafter, any payments and/or benefits that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Offer Letter.  Notwithstanding anything to the contrary herein, to the extent that the foregoing delay applies to the provision of any ongoing welfare benefits, you shall pay the full cost of premiums for such welfare benefits due and payable prior to the New Payment Date and PubCo will pay you an amount equal to the amount of such premiums which otherwise would have been paid by PubCo during such period within five (5) business days following its conclusion.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Offer Letter providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Offer Letter, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.

All expenses or other reimbursements as provided herein shall be payable in accordance with PubCo’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which you incurred the expenses.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

For purposes of Section 409A, your right to receive any installment payments pursuant to this Offer Letter shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Offer Letter specifies a payment period with reference to a number of days (e.g., payment shall be made within 30 days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of PubCo.

If you wish to accept this position, please sign below and return this Offer Letter to me within [●] days. This offer is open for you to accept until [____________, 2020], at which time it will be deemed to be withdrawn.

Sincerely,

COLLIER CREEK HOLDINGS

By:
Name:	Roger Deromedi
Title:	Co-Executive Chairman
Date:

Acceptance of Offer

I have read, understood and accept all the terms of this Offer Letter. I have not relied on any agreements or representations, express or implied, with respect to such employment which are not set forth expressly in this Offer Letter or in the documents referred herein, and this Offer Letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to my employment by PubCo.

Dylan Lissette

Date:

APPENDIX A

Certain Definitions

1.	“Bylaws” shall mean the bylaws of PubCo, as may be amended and/or restated from time to time.

2.	“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

3.	“Section 409A” shall mean Section 409A of the Code and the regulations and Internal Revenue Service notices thereunder.

Exhibit A

2020 Annual Bonus Award Plan

Exhibit B

2020 Omnibus Equity Incentive Plan

Exhibit C

Form of Initial Option Grant

Exhibit D

Form of Initial PSU Grant

Exhibit E

Form of Converted RSU Grant

Exhibit F

Form of Executive Severance Benefit Plan

Exhibit G

PubCo’s terms of employment